                                                                   EXHIBIT 10.10

                    DATED          30 APRIL             1996
                    ----------------------------------------






                            PROTEUS INTERNATIONAL PLC

                                       AND

                                JOHN ALLEN MILLER




                    ----------------------------------------

                                SERVICE AGREEMENT
                    ----------------------------------------


                                   RELATING TO
                              A SCIENTIFIC DIRECTOR

AN AGREEMENT made the 30th day of April One thousand nine hundred and ninety six

BETWEEN: -

(1) PROTEUS INTERNATIONAL PLC whose registered office is at Proteus House, Lyme Green Business Park, Macclesfield Cheshire, SK11 0JL ("the Company") and

(2) JOHN ALLEN MILLER of Strathann, Southfields Road, Woldingham, Surrey, CR3 7BG ("the Director")

WHEREBY IT IS AGREED as follows:-

                                     DUTIES

1. The Company shall employ the Director and the Director shall serve the Company as Scientific Director of the Company to carry out such duties for the Company and any Affiliate as the Board may direct commensurate with his status or in such other capacity as may from time to time be mutually agreed upon and subject to the following terms and conditions.

                                      TERM

2. The employment hereunder shall, subject to earlier termination as hereinafter provided, be for an initial fixed term until 29 April 1997 and terminable at any time thereafter by the Director giving not less than six months' notice in writing or by the Company giving not less than 12 months' notice in writing.

                                PLACE OF BUSINESS

3. The principal place of employment of the Director shall be at the Company's offices at Macclesfield. The Company reserves the right to transfer the Director at any time to a new place or places of employment but any relocation to such place or places of employment more than fifteen miles from the Company's offices specified above would follow agreement between the Company and the Director.

                                  REMUNERATION

4.(a) The remuneration of the Director shall be a fixed salary (which shall accrue from day to day) at the rate of Pound Sterling 75,000 per annum (inclusive of any directors' fees payable to him under the Articles of Association of the Company) payable by equal monthly instalments on the 28th day of every month.

(b) The fixed salary payable to the Director hereunder shall be reviewed by the Board on or about 1st January in each year that this Agreement remain in force by the Board with a view to increasing the same but any increase shall be in its absolute discretion.



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(c)     On any alteration in the amount or such fixed salary the amount of such fixed salary following such alteration shall be endorsed by the parties in the First Schedule hereto.

(d) The Company operates an Executive Directors' Bonus Scheme in which the Director will be entitled to participate at the discretion of the Board.

(e) The Director will within a period to be agreed with the Company relocate from his current residence (as at the date hereof) to one closer to the Company's offices specified above. In respect of such relocation the Company will upon production of valid receipts reimburse the Director for all reasonable estate agency, legal and removal expenses arising therefrom.

                         PENSION AND INSURANCE BENEFITS

5.(a) The Director may during his employment hereunder become a member of the Company's Pension Scheme ("the Scheme") or of any scheme set up in place of it and if so will promptly pay all contributions due from him thereunder. The Company will contribute to the Scheme an amount per year equal to 10% of the Director's salary from time to time.

(b) The Company will pay for the provision to the Director of medical and life insurance and Permanent Health Insurance in accordance with arrangements made between the Company and the Director from time to time.

                                    MOTOR CAR

6. To assist the Director to carry out his duties hereunder the Company will provide a motor car at a total cost with a budget purchase price limit of Pound Sterling (monthly rental of Pound Sterling 650) for the Director and will pay or reimburse the Director the cost of insurance motor car tax maintenance petrol (private and business) and all running expenses in respect of such car.

                                BUSINESS EXPENSES

7. Upon production by the Director of receipts valid, where appropriate, for VAT purposes the Company shall also pay or procure to be paid to the Director all reasonable travelling hotel and other expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties hereunder including any expenses incurred in attending Meetings of the Board or Committees of the Board or General Meetings of the Company.

                           TERMINATION OF DIRECTORSHIP

8. If the employment of the Director hereunder shall be terminated by reason of his ceasing to be a director of the Company he shall have no claim hereunder for damages against the Company unless he shall cease to be a director of the Company:-

        i) by reason of him not being rejected as a director of the Company at an Annual General Meeting or the Company; or



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        ii)     by virtue of a resolution passed by the Members of the Company in General Meeting.

                               SICKNESS/INCAPACITY

9.(a) In the case of illness or injury of the Director or other cause incapacitating him from attending to his duties hereunder the Director shall be paid his full salary for the period of such absence. If such absence shall aggregate in all 180 or more working days in a period of 365 days the Company may at any time while the Director remains so absent forthwith terminate the employment of the Director hereunder.

(b) The Director shall notify the Company on the first working day of absence stating the day (whether a working day or not) when he first became sick or otherwise incapacitated. If such absence exceeds three working days the Director shall immediately send to the Company a self-certificate for his illness and a Doctor's Certificate for any absence which continues for eight days or more (including non-working days). During his continued absence the Director shall send a further Doctor's Certificate every week.

(c) Statutory Sick Pay ("SSP") is payable for a maximum of 28 weeks' absence during illness or injury in respect of those days of the week on which the Director will usually work ("qualifying days") but only becomes payable after three qualifying days absence. The Company reserves the right to deduct from the Director's entitlement under Clause 9(a) or from any other monies owing to him the amount of SSP which he received or is due to receive or to which he would otherwise have been entitled if he had complied with his obligations under Clause 9(b) above.

(d) The Company will notify the Director if it considers that he is not entitled to SSP for any reason. The Company reserves the right to deduct from the Directors entitlement under Clause 9(a) or from any other monies owing to him the amount of any benefits received or receivable from the Department of Social Security in these circumstances.

(e) If the Director ceases to be eligible for SSP for any reason (for example reaching a maximum of 28 weeks absence, including linked periods as defined by the Social Security and Benefits Act 1992 as amended, totalling 28 weeks over three years from the initial period of incapacity) then the Company will issue the Director with the relevant transfer form at the correct time duly completed to enable the Director to claim any benefits to which he is entitled.

(f) If requested by the Company a final Doctor's Certificate indicating fitness to return to work shall be supplied by the Director.

(g) The Company shall be entitled to deduct from the Director's salary or other payments due under this Agreement the amount of any payments made to the Director under any health insurance scheme and/or by way of damages or compensation for loss of income as a result of any injury or incapacity he has suffered.



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(h)     The Company may at any time require the Director to undergo a medical examination by a doctor appointed by it for such purpose subject to the Director's rights under the Access to Medical Reports Act 1988.

                           DIRECTOR'S FIDUCIARY DUTIES

10.(a) For the continuance of his employment hereunder the Director shall unless prevented by ill-health diligently devote his whole time attention and ability to the business of the Company and shall do all in his power to promote develop and extend the business and reputation of the Company and any Affiliate and shall at all times and in all respects conform to and comply with the directions and regulations made by the Board and also shall not without the previous consent of the Company in writing under the hand of a director duly authorised by a Resolution of the Board:-

        (i)     engage in any other business; or

        (ii) be concerned engaged or interested directly or indirectly in any other business of a similar nature to or competitive with that carried on by the Company or any of its Affiliates to which the Director renders services hereunder PROVIDED ALWAYS THAT nothing in this Clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised Stock Exchange so long as the interest of the Director therein does not exceed more than three per cent of the aggregate amount of such securities.

(b) The Director shall comply where relevant with every rule of law and every regulation of The London Stock Exchange including the Unlisted Securities Market or such other market on which the shares of the Company are dealt in and every regulation of the Company in force in relation to dealings in shares, debentures or other securities of the Company or of any Affiliate and unpublished price sensitive information affecting the shares, debentures or other securities of any other company PROVIDED ALWAYS that in relation to overseas dealings the Director shall also comply with all laws of the state and all regulations of the stock exchange market or dealing system in which such dealings take place.

                               HOLIDAY ENTITLEMENT

11. The Director shall (in addition to the usual public and bank holidays) be entitled to 22 days holiday in each year to be taken at a time or times convenient to the Company.

                                    GIFTS ETC

12. The Director shall not during the continuance of this Agreement without written consent of the Board receive any commission present or other benefit from any person firm or company with whom the Company (and/or any Affiliate) shall have dealings or in relation to or in consequence of any dealings or transactions or contemplated dealings or transactions between the Company (and/or any Affiliate) and such person firm or company. If any person firm or company shall



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        at any time make to the Director an offer or promise of any such present commission or benefit the Director will forthwith communicate the same to the Board and all presents commissions or benefits of any kind which the Director shall receive in breach of this clause shall be considered as having been received by him on behalf of the Company and shall constitute a debt from him to the Company so that the Company (without prejudice to any other rights it may have against the Director in respect thereof) shall have a right to recover the same from him by action at law.

                             PATENTS AND INVENTIONS

13.(a) The Company and the Director acknowledge and accept the provisions of Sections 39 and 42 of the Patents Act 1977 ("the Patents Act") relating to the ownership of employees' inventions.

(b) Any invention, development, process, plan, design, formula, specification program or other matter or work whatsoever (collectively "the Inventions") made, developed or discovered by the Director, either alone or in concert, whilst the Director is employed by the Company shall, subject to Section 39 of the Patents Act, belong to and be the absolute property of the Company.

(c) Any Invention made by the Director shall be forthwith disclosed to the Company.

(d) The Director shall deliver to the Company all documents and other materials relating to the Inventions.

(e) The Director shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require to apply for and to obtain patents registered design, or other protection of any nature whatsoever in respect of any Inventions owned by the Company and to bring any proceedings for infringement of any such patent, registered design or other protection.

(f) The Company shall decide, in its sole discretion whether to apply for patent, registered design or other protection in respect of the Inventions owned by the Company and reserves the right to work any of such Inventions as a secret process in which event the Director shall observe the obligations relating to confidential information which are contained in this Agreement.

                              COPYRIGHT DESIGN ETC

14.(a) If at any time during the continuance of his employment hereunder (whether or not during the course of his normal duties and whether or not during his normal working hours) the Director either alone or with any other person originates any design or other work in which copyright or design right may subsist (whether registered or not and whether or not capable of registration under the Copyright Designs and Patents Act
        1988) which is applicable to the business carried on at any time by the Company or any Affiliate he shall forthwith disclose the same to the Company and regard himself in relation thereto as a trustee of the Company.



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(b)     The Director hereby assigns to the Company by way of future assignment the copyright and design right (whether registered or not) if any for the full term thereof throughout the world in any design or other work which is the subject of Clause 14(a) hereof.

(c) For the avoidance of doubt the Director hereby assigns to the Company all copyright design know-how and other intellectual property rights in any design or work the subject of Clause 14(a) (together with the right to sue for any past infringements of such rights).

(d) The Director agrees and undertakes that he will execute such documents and do all such things as may be necessary to protect the legitimate property rights hereunder of the Company or any Affiliate.

(e) The Director waives all or any moral rights in respect of any works created by him directly or indirectly in performing his duties pursuant to this Agreement.

                            CONFIDENTIAL INFORMATION

15.(a) The Director shall not directly or indirectly (except in the proper course of his duties hereunder) either during or after the period of his employment hereunder directly or indirectly:-

        (i) use for his own purposes or those of any other person company firm business entity or other organisation whatsoever; or

        (ii) disclose, divulge or allow to be divulged or disclosed to any person firm company business entity or other organisation whatsoever:

        any confidential information or trade secret of, relating to, belonging to or concerning the Company (and/or any Affiliate) including but not limited to the Company's (and/or any Affiliate's) business or finances or any of its designs, know how, formulae inventions processes dealings, transactions, affairs, details of clients, prospective clients, customers, customer lists or requirements price lists, pricing structures, marketing, business plans employees or officers, financial information and plans designs, product lines, research activities, documents marked confidential or which the Director has been told are confidential or any information which has been given to the Company (and/or any Affiliate) in confidence by customers, suppliers or other persons.

(b) The Director shall not at any time during the continuance of his employment hereunder make any drawings, notes or memoranda or other records relating to any matter within the scope of the Company's (and/or any Affiliates) business, dealings or affairs otherwise than for the benefit of the Company (and/or any Affiliate) and such items shall be the absolute property of the Company (and/or any Affiliate as appropriate).

(c) The Director shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio or other media or write any article for publication relating or connected to the business of the Company and/or any Affiliate without obtaining the prior written approval of the Board.



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                             RESTRICTIVE COVENANTS*

16.1 Subject to clause 16.3 below, the Director shall not without the previous consent of the Company in writing under the hand of a Director, until the expiry of 6 months after the end of his employment directly or indirectly carry on or be engaged (including without limitation as an academic, principal, partner, shareholder (otherwise than as permitted by the proviso to clause 10(a)ii hereof) director, officer, employee, consultant or adviser) in research and/or development, the management of research and/or development, and/or the commercialisation of any project, programme and/or work which is the same as or competing with any project, programme and/or work which the Director was responsible for, or engaged in on behalf of the Company and/or any Affiliates in the last 18 months prior to the end of his employment. And, for the purposes of this clause the word "compete" shall mean the pursuing of a research project having a molecular target in which the Company is engaged or was engaged during the period of 18 months prior to the end of his employment and where such research project is conducted using the same research route as that adopted by the Company.

16.2 Subject to clause 16.3 below, the Director shall not until the expiry of 12 months after the end of his employment solicit or otherwise seek to persuade to leave the employment of the Company or any Affiliate any person who is then employed as a director, manager or researcher and who was so employed at the end of the Director's employment.

16.3 The restrictions in this clause 16 shall not apply if the Director has been dismissed or resigned in circumstances amounting to unfair dismissal or wrongful dismissal or has been made redundant.


                             TERMINATION PROVISIONS

17.(a) The employment of the Director hereunder may be terminated by the Company without notice or payment in lieu of notice:-

        (i) if the Director is guilty of any gross default or misconduct in connection with or affecting the business of the Company or any conduct likely to bring the company or himself into disrepute;

        (ii) in the event of any breach or non-observance by the Director of any of the stipulations herein contained;

        (iii) if the Director ceases for any reason to be a director of the Company;

        (iv) if the Director becomes a patient as defined by Sections 94(2) and 145(1) of the Mental Health Act 1983,



--------

* As amended by agreement made on 20th November 1997

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        (v)     if the Director becomes bankrupt or makes a voluntary
                arrangement with his creditors as defined by the Insolvency Act 1986;

        (vi) if the Director is made subject to a disqualification order pursuant to the Company Directors Disqualification Act 1986;

        (vii) if the Director is absent from work as a result of sickness or incapacity;' for the requisite period set out in Clause 9(a) hereof;

        (viii) if the Director is convicted of a criminal offence which in the reasonable opinion of the Board materially affects his position as a director of the Company or tends to lower the reputation of the Company with its customers or suppliers or with the public;

        (ix) if the Director becomes addicted to alcohol or drugs to an extent which in the reasonable opinion of the Board is likely to affect the proper performance of his duties hereunder; or

(b) Where this Agreement is terminated in circumstances in which the Company is otherwise obliged to give the Director due notice under Clause 2 above the Company may, as its discretion, provide the Director with pay in lieu of such notice, or suspend him on full pay during such notice period.

(c) This Agreement shall if not previously terminated in any event automatically come to an end when the Director attains the age of 65 or such other age at which the parties mutually agree in writing he shall retire.

(d) In the event that the undertaking of the Company is to be transferred in whole or part to a third party the Agreement may be terminated by the Company upon one months notice where the Director refuses to agree to the transfer of this Agreement by way of notation to such third party.

                             RESIGNATION AS DIRECTOR

18. Upon termination of this Agreement the Director upon the request of the Company shall resign without claim for compensation from office as director or other officer of the Company and such directorships or other offices held by him in any Affiliate as may be so requested and in the event of his failure to do so forthwith upon request the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign date and deliver such resignation or resignations to the Company and to each of the Affiliates of which the Director is at the material time a director or other officer.

                 TERMINATION FOR COMPANY RECONSTRUCTION PURPOSES

19. If before the expiration of this Agreement the employment of the Director hereunder shall be terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Director shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement or otherwise constituting suitable alternative employment then the



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        Director shall have no claim against the Company in respect of the termination of his employment hereunder.

                        OTHER OBLIGATIONS ON TERMINATION

20.     Upon the termination of his employment hereunder the Director shall:-

        (i) forthwith deliver unto the Company all papers and other property belonging to the Company or any Affiliate which may be in his power, possession or control and he shall not without written consent of the Board retain any copies or other versions thereof;

        (ii) if so requested by the Company send to the Company Secretary a signed statement confirming that he has complied with sub-paragraph (i) hereof; and

        (iii) not at any time represent himself still to be connected with the Company or any Affiliate.

                                     SETOFF

21.(a) In the event of the termination of this Agreement the Director hereby agrees that any payment to which he may be or become entitled from the Company under the Act be off set against any other sums for which the Company may be liable to the Director by reason of such termination.

(b) The Director further agrees that upon such termination the Company shall be entitled to set off any claims against the Director against any amounts that otherwise might be due to him under Clause 4 of this Agreement or otherwise hereunder.

(c) For the avoidance of doubt it is further agreed by the Director that the Company is entitled to deduct from monies due to him hereunder the amount of any set off claim.

                            HEALTH AND SAFETY AT WORK

22. The Director hereby acknowledges that he is expected to be familiar with and to observe the provisions of the Health and Safety at Work etc, Act 1974 and he further acknowledges that the responsibility for complying with the terms of such Act rests with both the Company and its officers and employees.

                              STATUTORY PARTICULARS

23. The employment of the Director hereunder shall also be subject to the terms set out in the Second Schedule hereto which is added in accordance with the requirements of Section 1 of the Act.

                             POST TERMINATION RIGHTS

24. The expiry or termination of this Agreement shall not operate to affect any of the provisions hereof including restrictive covenants which are expressed to operate



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

        or have effect thereafter and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

                            OBLIGATIONS TO AFFILIATES

25. The Company hereby declares itself trustee of the obligations and covenants given in this Agreement by the Director insofar as they may be for the benefit of any Affiliate and holds such obligations and covenants upon trust for the absolute benefit of any such Affiliate and the Director hereby covenants with the Company in its capacity as such trustee to observe and perform each of the said obligations and covenants.

                                     NOTICES

26. Any notice required to be given or otherwise made pursuant to the terms of this Agreement may be given or made by letter delivered by messenger or by recorded delivery letter or by telex or by telecopier to the Company at its registered office for the time being and to the Director at his address stated in this Agreement or to such other address as he may notify to the Company in writing in accordance with the terms of this Agreement and any such notice shall be deemed to have been received if delivered by messenger at the time of delivery by the messenger and if by recorded delivery letter when delivery of it is recorded and if by telex or telecopier when the notice is received at such address as aforesaid.

        COMPANY RULES INCORPORATING DISCIPLINARY AND GRIEVANCE PROCEDURES

27. The terms of any document containing the rules disciplinary rules and procedures and grievance and appeals procedures published from time to time by the Company a copy of which can be obtained on demand from the Company Secretary shall except to the extent that they are incompatible with or are varied by the terms of this Agreement be deemed to form part of the Director's terms and conditions of employment hereunder.

                         INTERPRETATION AND JURISDICTION

28. This Agreement shall in all respects be interpreted and construed in accordance with English Law and the parties hereto hereby submit to the non-exclusive jurisdiction of the English Courts.

29.     In this Agreement:-

        (i) unless the context otherwise requires the following expressions shall have the following meanings:-

"Affiliate":    means any corporation company, partnership, joint venture firm and/or entity which is controlled by the Company (or any holding company or subsidiary of the Company) or is under the common control of the Company (or any holding company or subsidiary of the Company) and any third party;



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

"the Board":    means the Board of Directors for the time being of the Company;

"the Act":      means the Employment Protection (Consolidation) Act 1978,

        (ii) any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same. The headings herein are for information purposes only and do not form part of this Agreement.

                                    SEVERANCE

30. If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the validity or unenforceability of such provision shall not affect the other provisions of this agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

IN WITNESS whereof these presents have been executed the day and year first before written.



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

                               THE FIRST SCHEDULE

                              ALTERATIONS IN SALARY

By their signatures set opposite the relevant entry in Column (1) made on the date stated in column (3) the parties agree that the Director's fixed salary payable under this Agreement shall be altered to the rate stated in column (1) with effect from the date in Column (2)

(1)                         (2)              (3)               (4)              (5)
Revised Annual                                                 Signed on
rate of Directors           Effective date   Date of this      behalf of the    Signed by the
fixed Salary                of Alteration    entry             Company          Director
Pound Sterling 8,000        01.06.96         19.06.96
Pound Sterling 85,000       01.10.96         03.09.96
Pound Sterling 90,000       01.10.97         03.01.96



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

                               THE SECOND SCHEDULE

Amplification of particulars or terms of employment pursuant to the Act:-

1.      Date of Commencement of Employment with the Company: 28th March 1996

2. The period of employment with Proteus Molecular Design Limited which commenced on 4th December 1995 counts as part of the Director's continuous employment with the Company.

3. Hours of Work: There are no fixed hours of work - see Clause 10 of the Agreement.

4. Holidays: See Clause 11 of the Agreement. The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata throughout each year of employment hereunder.

5. The following information is supplied pursuant to the Act and reflects the Company's current practice:

        (i) Disciplinary Rules: A copy of any disciplinary rules and regulations which form part of this Contract of Employment can be obtained by the Director on demand from the Company Secretary. These rules may be altered or added to from time to time by the Company and details of such changes will be publicised on notice boards and/or supplied to the Director.

        (ii) Grievance and Appeals Procedure: If the Director is dissatisfied with any disciplinary decision relating to him or has any complaint or grievance arising from his employment hereunder he may refer any such matter to the Board which will deal with the matter by discussion and by a majority decision of those present (excluding the Director if he is so present) at the relevant Board Meeting at which the matter is discussed.

6.      A Contracting-out Certificate is in force in respect of this employment.

7. Save as otherwise provided herein or agreed between the parties in writing from time to time there are no terms or conditions of employment relating to hours of work, normal working hours, entitlement to holiday (including public holidays;), holiday pay, pensions or pension schemes, or incapacity for work due to sickness or injury.



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

SIGNED by
JUREK SIKORSKI
duly authorised for and on behalf of
PROTEUS INTERNATIONAL PLC
in the presence of:-




SIGNED by
JOHN ALLEN MILLER
in the presence of:-




                                      -14-